INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT







     We consent to the inclusion in this Registration Statement of Direct Insite Corp. and Subsidiaries on Form SB-2/A, Amendment No. 2 of our report dated April 13, 2006 with respect to our audits of the consolidated financial statements of Direct Insite Corp. and Subsidiaries as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.


/s/ Marcum & Kliegman LLP


Melville, New York
May 3, 2006